Exhibit 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE —

NEWPAGE CORPORATION AND AFFILIATE ANNOUNCE CONCURRENT AMENDMENTS, PARTIAL REFINANCING AND DEBT TENDERS

MIAMISBURG, Ohio.—July 15, 2009. NewPage Corporation (“NewPage”) announced today several concurrent transactions which are intended to increase NewPage’s operating flexibility and reduce its indebtedness.

As part of the concurrent transactions, NewPage is seeking to amend certain provisions of its senior secured term loan credit facility and senior secured revolving credit facility, and to purchase and cancel a portion of the outstanding balance under the senior secured term loan facility. NewPage also intends to engage in a proposed offering of new senior secured notes due 2014, yielding approximately $595 million of gross proceeds (after original issue discount, but before fees and expenses), pursuant to a confidential offering circular in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Act”). Concurrently with these transactions, NewPage and NP Investor LLC (“NPI”), an affiliate of Cerberus Capital Management, L.P., the indirect controlling shareholder of NewPage Holding Corporation (“NewPage Holding”), are commencing a cash tender offer (the “Second Lien Notes Tender Offer”) to purchase certain of NewPage’s outstanding notes listed in the tables below. In conjunction with the Second Lien Notes Tender Offer, NPI is also simultaneously commencing a cash tender offer (the “NPI Offer” and, together with the Second Lien Notes Tender Offer, the “Offers”) to purchase certain of the outstanding notes of NewPage Holding and NewPage as indicated below. In addition, Stora Enso Oyj (“SEO”), the holder of the NewPage Group Inc. Floating Rate Senior Unsecured PIK Notes due 2015 (the “NewPage Group PIK Notes”), has agreed, subject to certain conditions, to contribute a portion of the NewPage Group PIK Notes upon the purchase and contribution by NPI of notes purchased by it in the NPI Offer.

The series of existing notes that are subject to the Offers are listed in the tables below. Both Offers are scheduled to expire at 12:00 Midnight, New York City time, on August 11, 2009, unless extended or earlier terminated (the “Expiration Time”). Holders who tender their notes before 5:00 p.m., New York City time, on July 28, 2009 (the “Early Participation Time”) will, upon acceptance, receive the total consideration, which includes an early participation premium. Holders who tender their notes after the Early Participation Time, but before the Expiration Time will, upon acceptance, receive the tender offer consideration but not the early participation premium. To the extent an Offer is not consummated, the early participation premium will not be paid in respect of any notes tendered in connection with such Offer.

NOTES SUBJECT TO THE SECOND LIEN NOTES TENDER OFFER:

CUSIP NUMBER	Title of Security	Principal Amount Outstanding	Early Participation Premium(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
651715AB0	NewPage Corporation Floating Rate Senior Secured Notes due 2012	$225,000,000	$30.00	$430.00 - $530.00
651715AD6	NewPage Corporation 10% Senior Secured Notes due 2012	$806,000,000	$30.00	$450.00 - $550.00

NOTES SUBJECT TO THE NPI OFFER:

CUSIP Number	Title of Security	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration(1)	Early Participation Premium(1)	Total Consideration(1)(2)
651716AB8	NewPage Holding Corporation Floating Rate Senior Unsecured PIK Notes due 2013	$196,200,734	1	$220.00	$30.00	$250.00
651715AF1	NewPage Corporation 12% Senior Subordinated Notes due 2013	$200,000,000	2	$320.00	$30.00	$350.00

(1)	Per $1,000 principal amount of Notes.
(2)	Includes the $30.00 early participation premium referred to above.

Under the terms of the Second Lien Notes Tender Offer, dated today, NewPage and NPI are, severally but not jointly, offering to purchase the maximum aggregate principal amount of its outstanding Floating Rate Senior Secured Notes due 2012 (the “Floating Rate Notes”) and 10% Senior Secured Notes due 2012 (the “10% Notes” and, together with the Floating Rate Notes, the “Second Lien Notes”) that NewPage and NPI together can purchase for $180 million (excluding accrued interest) (subject to increase by NewPage, the “Maximum Payment Amount”), determined in accordance with a “modified Dutch Auction” procedure and otherwise on the terms and conditions set forth in the Second Lien Notes Tender Offer. Subject to the terms and conditions set forth in the Second Lien Notes Tender Offer, NewPage will fund up to $130 million of the Maximum Payment Amount and NPI will fund up to $50 million of the Maximum Payment Amount. Notes purchased by NewPage and NPI will be allocated between NewPage and NPI on a pro rata basis as determined by their relative participation in the Maximum Payment Amount. NewPage intends to finance the Second Lien Notes Tender Offer with a portion of the proceeds from its proposed offering of new senior secured notes due 2014.

The total consideration payable pursuant to the Second Lien Notes Tender Offer per $1,000 principal amount of Second Lien Notes validly tendered and accepted for purchase by NewPage and NPI will be determined based on a formula consisting of a base price (including an early participation premium) per $1,000 principal amount of notes equal to $430.00 for the Floating Rate Notes and $450.00 for the 10% Notes, plus a clearing premium not to exceed $100.00.

The clearing premium with respect to the Second Lien Notes will be the lowest single premium at which NewPage and NPI will be able to spend the Maximum Payment Amount by accepting all validly tendered Second Lien Notes with bid premiums equal to or lower than the clearing premium. If the aggregate amount of Second Lien Notes validly tendered and not withdrawn at or below the clearing premium would cause NewPage and NPI to spend more than the Maximum Payment Amount, then holders of the Second Lien Notes tendered at the clearing premium will be subject to proration as described in the Second Lien Notes Tender Offer.

Under the terms of the NPI Offer, NPI is offering to purchase for cash any and all of NewPage Holding’s outstanding Floating Rate Senior Unsecured PIK Notes due 2013 (the “NewPage Holding PIK Notes”) and the maximum aggregate principal amount of NewPage’s outstanding 12% Senior Subordinated Notes due 2013 (collectively, the “Subordinated Notes” and, together with the Second Lien Notes, the “Notes”) such that the aggregate amount that NPI would be required to pay for purchase of the Subordinated Notes shall not exceed $85 million. All NewPage Holding PIK Notes validly tendered will be accepted for purchase before any tendered 12% Senior Subordinated Notes are accepted for purchase.

Notes tendered may be withdrawn at any time prior to 5:00 p.m. New York City time, on July 28, 2009 (the “Withdrawal Deadline”). Except as stated in the Offers to Purchase or as required by applicable law, Notes tendered prior to the Withdrawal Deadline may only be withdrawn in writing and before the Withdrawal Deadline, and Notes tendered after the Withdrawal Deadline and before the Expiration Time may not be withdrawn. Payment for tendered Notes will be made promptly following the acceptance of the Notes validly tendered by the Expiration Time, or if the Offers are extended, promptly following the Expiration Time. Holders of validly tendered and accepted 12% Senior Subordinated Notes due 2013 and Second Lien Notes will receive accrued and unpaid interest from the last interest payment date through the day prior to the date such Notes are purchased. Holders that validly tender their NewPage Holding PIK Notes, which are accepted for purchase by NPI, will not receive accretion past the last semi-annual accrual date, will not receive any amount with respect to accrued and unpaid interest since such date, and will receive only the total consideration or tender offer consideration, as applicable.

Both offers are conditioned on the successful completion of the other Offer, the amendment of NewPage’s senior secured term loan credit facility and senior secured revolving credit facility and the purchase and cancellation of a portion of the outstanding balance under the senior secured term loan credit facility, as well as certain other terms and conditions. The Second Lien Notes Tender Offer is also conditioned on the completion of NewPage’s proposed offering of new senior secured notes due 2014. We cannot assure you that any of these conditions will be satisfied, and NewPage and NPI may in their sole discretion waive or modify any conditions to, or terminate or extend, the Offers in which each is participating.

In conjunction with the NPI Offer and the concurrent transactions described above, SEO has agreed, subject to certain conditions, to contribute to the issuer thereof up to $150 million in accreted principal amount of NewPage Group PIK Notes. The accreted principal amount of NewPage Group PIK Notes to be contributed will be determined by the principal amount of Subordinated Notes purchased pursuant to the NPI Offer and contributed by NPI to the issuer thereof. NPI currently intends to hold for investment any Notes purchased by it in the Offers and is under no obligation to contribute any Notes that it purchases. In the event that NPI does not contribute at least $100 million of the Subordinated Notes purchased by it, SEO will be under no obligation to contribute any amount of NewPage Group PIK Notes.

The proposed amendments to NewPage’s senior secured credit facilities are currently expected to include an increase in the rates and fees provided to lenders thereunder, the elimination of financial maintenance covenants through 2010 and the addition during such period of a minimum liquidity covenant, the modification or elimination of certain financial maintenance covenants thereafter, an extension of the maturity of at least a portion of the loans under NewPage’s senior secured term loan credit facility and changes to permit additional purchases or redemptions of the Notes and the NewPage Group PIK Notes, subject to certain terms and conditions. We cannot assure you that any or all of these amendments will be obtained.

The new senior secured notes are expected to be secured equally and ratably with NewPage’s senior secured term loan facility by liens on the same assets that secure NewPage’s senior secured term loan facility (other than stock pledges and intercompany notes). The proceeds of the private offering of senior secured notes will be used to purchase and cancel approximately $425 million of NewPage’s senior secured term loan facility, finance NewPage’s portion of the Second Lien Notes Tender Offer, and pay fees and expenses related to the transactions described in this press release.

The new notes proposed to be issued have not been registered under the Act or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from registration. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

NewPage currently expects to provide an update on its expected results for the quarter ended June 30, 2009 prior to the Withdrawal Deadline.

NewPage has retained Goldman, Sachs & Co. to act as arranger for the amendments to its credit facility. NewPage and NPI have retained Citi to serve as the lead dealer manager for the Offers and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as additional dealer managers. Barclays Capital Inc. is acting as co-manager for the Offers. Questions regarding the Offers may be directed to Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 (toll-free). Requests for documents in connection with the Offers may be directed to Global Bondholder Services Corporation, the information agent for the Offers at (212) 430-3774 or (866) 470-3700 (toll-free).

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to realize the anticipated benefits of the acquisition of Stora Enso North America, including anticipated synergies; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

# # #